Exhibit 10.57

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (“Agreement”) dated as of August 6, 2013 (“Effective Date”), is entered into between Shah Investor LP, a Delaware limited partnership, having its principal place of business at 849 Avery Drive, Mountain View, CA 94043 (“Assignor”) and Semnur Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 849 Avery Drive, Mountain View, CA 94043 (“Assignee”).

WITNESSETH

WHEREAS, Assignor owns or controls certain patents, know-how and other intellectual property related to pharmaceutical compositions of corticosteroids;

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to accept assignment of, such patents owned by Assignor, and know-how and other intellectual property owned or controlled by Assignor, in order to develop, manufacture, have manufactured and commercially exploit products, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below.

1.1“Affiliate” of a Party shall mean any person, corporation, joint venture or other business entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, “control” shall mean: (a) to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation, joint venture or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting share capital in such person, corporation, joint venture or other business entity.

1.2“Approval” shall mean all approvals, licenses, registrations or authorizations of all government agencies in a country, necessary for the sale of a Product in such country, including any requisite pricing and reimbursement approvals.

1.3“Combination Product” means a Product that consists of or contains a corticosteroid as an active ingredient together with one or more other active ingredients other than an anesthetic agent and is sold either as a fixed dose or as separate doses in a single package.

1.4“Control” (including any variations such as “Controlled” and “Controlling”),in the context of intellectual property rights, shall mean rights to intellectual property sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.5“Field” means all fields of use.

1.6“Inventions” shall have the meaning set forth in Section 2.1(a).

1.7“Know-How” shall mean all (i) inventions, discoveries, ideas, improvements or trade secrets; (ii) methods, databases, tests, assays, formulas, procedures, processes, techniques and data, including clinical data (including investigator reports, statistical analyses, expert opinions and reports, safety and other electronic databases) and technical, pharmacological, preclinical and toxicological data, as well as manufacturing information and descriptions; and (iii) pharmaceutical, chemical and biological materials, products and compositions of matter; and (iv) other know-how and technology, in each case to the extent related to the Inventions or the Products, owned by the Assignor, and in existence as of the Effective Date.

1.8“Net Sales” shall mean payments actually received by Assignee, its Affiliates or Sublicensees, from sales of Products to Third Party customers, less reasonable and customary deductions for any: (i) credits, allowances, samples, discounts, rebates, and retroactive price reductions to such customers (including those granted to managed-care entities and government agencies as well as entities that manage patient drug benefits); (ii) trade, quantity or cash discounts actually given to the customer; and (iii) sales, value-added and other direct taxes (including customs, duties and other similar governmental charges), freight and insurance charges, in each case incurred directly in connection with the sales of Products to Third Party customers and paid; provided that in the case of amounts reflected in (iii), such amounts are stated separately on the invoice and paid by the customer.

In the event a Product is sold which is or comprises a Combination Product, then Net Sales with respect to such Combination Product shall be calculated by multiplying the Net Sales (as described above) of the applicable Combination Product by the fraction A over A+B, in which A is the average sales price in such country in the applicable Calendar Quarter of Products containing as therapeutically active ingredients a steroid (in the same doses and dosage form) alone or in combination with an anesthetic agent, and B is the average sales price in such country in the applicable Calendar Quarter of products that do not contain the applicable steroid (alone or in combination with an anesthetic agent) which contain as therapeutically active ingredients all of (and only) the other therapeutically active ingredients that are contained in such Combination Product (in the same doses and dosage form). In the event there are no such separate sales of the Product used to determine A or the other product used to determine B for a given Combination Product in such country during the applicable period, Net Sales with respect to such Combination Product shall be determined by the Parties in good faith, using values of A and B where A is equal to the relative value, to the end-user, of the steroid (alone or in combination with the anesthetic agent) contained in the applicable Combination Product, and B is equal to the relative value, to the end-user, of all the other therapeutically active ingredients included in the applicable Combination Product other than the steroid (alone or in combination with an anesthetic agent).

1.9“Party” shall mean Assignor or Assignee

1.10“Patents” shall have the meaning set forth in Section 2.1(c).

1.11“Product” means any pharmaceutical formulation for local delivery of steroids by injection developed in whole or in part by Assignee utilizing the Know-How or the manufacture, sale, use or importation of which is otherwise covered by a Valid Claim within the Patents.

1.12“Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean the preparing, filing, prosecution and maintenance of a Patent, as well as re-examinations, reissues and the like with respect to such Patent, and the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent. For the purposes of this Agreement, “Prosecution and Maintenance” shall not, however, include litigation, including for example patent infringement litigation, requests for patent term extensions, supplementary protection certificates or the like.

1.13“Sublicensee” means any Third Party who has been granted the right to market, sell or distribute Products. As used in this Agreement, “Sublicensee” shall also include an entity that has been granted the right to distribute a Product, provided that such entity has responsibility for marketing and/or promotion of such Product within the field or territory for which such rights are granted.

1.14“Territory” shall mean the entire world.

1.15“Third Party” shall mean any person, corporation, joint venture or other business entity, other than Assignee, Assignor and their respective Affiliates.

1.16“Valid Claim” shall mean a claim of Patent within the Licensed Patents which: (a) has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (b) which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application within the Licensed Patents has not issued as a claim of a patent within seven (7) years after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to (a) and (b) above).

ARTICLE II

ASSIGNMENT

2.1Assignment. Assignor hereby assigns, transfers and conveys to Assignee any and all of Assignor’s right, title and interest in and to:

(a)Any and all subject matter claimed by, or disclosed in the description of the invention section of, the patent application set forth on Exhibit A (collectively such subject matter, the “Inventions” and such patent application, the “Existing Patent Rights”);

(b)all rights to apply in any and all countries of the world for patents, certificates of inventions or other governmental grants with respect to any Invention, including the right to apply for patents pursuant to the International Convention for the Protection of Industrial Property or pursuant to any other convention, treaty, agreement or understanding;

(c)any and all applications filed (including the Existing Patent Rights) and any and all patents, certificates of inventions or other governmental grants granted on any Invention anywhere in the world, including each and every application (whether provisional, converted provisional, utility or otherwise) filed and each and every patent granted on any application which is a division, substitution, continuation or continuation in part of any of said applications (collectively, the “Patents”);

(d)each and every reissue or extension of any of the Patents;

(e)each and every patent claim resulting from a reexamination certificate for any and all of the Patents;

(f)all causes of action and enforcement rights for the Patents including all rights to pursue damages, injunctive relief and other remedies for past and future infringement of the Patents; and

(g)the Know-How.

2.2Issuance of Patents And/Or Certificates of Invention. Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention which may be granted upon any of the Patents in the name of Assignee (or its designee), as the assignee to the entire interest therein.

ARTICLE III

DISCLOSURE OF INFORMATION

3.1Disclosure of Assignor’s Information. Promptly upon request by Assignee, Assignor shall disclose to Assignee any items within the Know-How so requested.

3.2Reporting. During the term of this Agreement, Assignee shall keep Assignor reasonably informed as to all development activities with respect to Products. In connection therewith, Assignee shall deliver to Assignor, no less frequently than annually on each anniversary of the effective date a written report providing a summary in reasonable detail of progress with respect to such development activities since the last such report, subject to Assignee’s confidentiality obligations to third parties.

ARTICLE IV

DILIGENCE

4.1Diligence. Assignee shall use commercially reasonable efforts, consistent with the level of efforts a pharmaceutical company of similar size would use to actively research, develop and commercialize a product of similar commercial potential in the Field, to research, develop, manufacture and commercialize, directly or through its Affiliates, Sublicensees and/or other contractors, at least one (1) Product.

ARTICLE V

PAYMENTS AND ROYALTIES

5.1Royalty Payments on Products.

(a)Royalty Rate. Subject to the terms and conditions of this Agreement, in further consideration of the license and rights granted by Assignor to Assignee under this Agreement, Assignee shall pay to Assignor royalties at the rate set out below on Net Sales in each country of the Territory:

Annual Net Sales	Royalty Rate
Annual Net Sales up to [...***...] Dollars ($[...***...])	[...***...]%
Annual Net Sales of [...***...] Dollars ($[...***...]) and above	[...***...]%

For the purposes of this Section 5.1, “Annual Net Sales” shall mean the Net Sales throughout the Territory for the particular calendar year in question The amounts under this Section 5.1 shall be payable only for Net Sales of Products by Assignee, its Affiliates or Sublicensees on a Product-by-Product basis for so long as the sale of such Product is covered by a Valid Claim in the country of sale, or for ten (10) years after the first commercial sale of the first Product in the United States, whichever is longer (the “Royalty Term”).

(b)If a Product is not covered by a Valid Claim at the time it is sold in a particular country, the royalty payable with respect to Net Sales of such Product in such country shall be reduced by [...***...] percent ([...***...]%); provided that, in no event shall the amounts paid to Assignor in any reporting period be reduced to less than [...***...]% with respect to Annual Net Sales up to [...***...] Dollars ($[...***...]) and [...***...]% with respect to Annual Net Sales of [...***...] Dollars ($[...***...]) and above.

(c)Royalty Reduction for Third Party Payments. If Assignee, its Affiliate or Sublicensee, is required to pay a Third Party amounts with respect to a Product under any agreement to license patent rights or other intellectual property, in each case covering the Product, then Assignee may deduct [...***...] percent ([...***...]%) of the amounts paid to such Third Party from the amounts payable to Assignor with respect to such Product hereunder; provided that, in no event shall the amounts paid to Assignor in any reporting period be reduced by more than [...***...]% of the amounts otherwise due under this Agreement (after any applicable reduction under Section 5.1(b)), and in no case less than [...***...]% with respect to

Annual Net Sales up to [...***...] Dollars ($[...***...]) and [...***...]% with respect to Annual Net Sales of [...***...] Dollars ($[...***...]) and above.

(d)One Royalty. No more than one royalty payment shall be due with respect to a sale of a particular Product. For example, no multiple royalties shall be payable because any Product, or its manufacture, sale or use is covered by more than one Valid Claim within the Licensed Patents. No royalty shall be payable under this Article 5 with respect to sales of Products among Assignee and its Affiliates and its Sublicensees so long as such Product is resold to a Third Party customer, nor shall a royalty be payable under this Article 5 with respect to any Product distributed for use in research and/or development or other testing, for which no compensation beyond the cost thereof is paid to Assignee or an Affiliate or Sublicense, including for example for use in clinical trials, QA/QC or stability testing, in compassionate use programs, as donations to non-profit institutions or government agencies, or as promotional free samples.

ARTICLE VI

PAYMENTS

6.1Royalty Payment Terms. Royalties with respect to Net Sales for a given calendar quarter shall be due and payable on the date the royalty report for such quarter is due under Section 7.1 below.

6.2Payment Method. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement shall be in United States Dollars. All payments by one Party to the other Party under this Agreement shall be paid in United States Dollars. If any currency conversion shall be required in connection with the payment of any royalties under this Agreement, such conversion shall be made by using the average of the exchange rates for the purchase and sale of United States Dollars reported by the Wall Street Journal (U.S., Western Edition) on the last business day of the calendar quarter to which such royalty payments relate.

6.3Overdue Payments. In the event the initial license fee, any milestone payment or any royalty payment payable by Assignee to Assignor under this Agreement is not made when due, such outstanding payment shall accrue interest (from the date such payment is due through and including the date upon which full payment is made) at the lesser of: (i) the prime rate as reported by the Chase Manhattan Bank, New York, New York on the date such payment is due, plus an additional two percent (2%) or (ii) the maximum rate permitted by applicable law.

6.4Withholding Taxes. Assignee shall be entitled to deduct from any payment due to Assignor under this Agreement the amount of any withholding taxes payable on the amounts owing to Assignor hereunder, or any taxes, levies or charges required to be withheld. Assignee shall use good faith efforts to cooperate with Assignor to minimize any such taxes, levies or charges required to be withheld. Assignee shall promptly deliver to Assignor proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. Assignor shall provide Assignee with all forms or documentation required to evidence such withholding under applicable taxation laws, treaties or agreements applying to such withholding or as necessary to claim a benefit.

ARTICLE VII

REPORTS, RECORDS AND ACCOUNTING

7.1Reports. Commencing on the first commercial sale of a Product in any country in the Territory, Assignee shall furnish to Assignor a written report for each calendar quarter during the term of this Agreement showing:

(a)the gross sales of all Products sold by Assignee, its Affiliates and Sublicensees in the Territory during such calendar quarter and the calculation of Net Sales of the Products from such gross sales;

(b)the royalties, payable in United States Dollars, which shall have accrued under this Agreement based upon such Net Sales of the Products;

(c)the date of the launch of each Product in each country in the Territory;

(d)the exchange rates used in determining the amount of royalties payable in United States Dollars, as more specifically provided in Section 6.2; and

(e)any reductions to or deductions from royalty payments taken by Assignee pursuant to Section 5.1(c).

Reports to be provided by Assignee to Assignor under this Section 7.1 shall be due sixty (60) days following the end of each calendar quarter.

7.2Records. Assignee shall keep, and shall require that its Affiliates and Sublicensees keep, complete and accurate books of account and records in sufficient detail to enable the amounts payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Assignee, its Affiliate or Sublicensee, as the case may be, for at least thirty six (36) months following the end of the calendar year to which such books and records pertain.

7.3Audits.

(a)Audit Rights. Upon at least thirty (30) days’ prior written notice from Assignor and not more than once in each calendar year, Assignee shall permit, and shall require its Affiliates and shall use reasonable efforts to require its Sublicensees, to permit, an independent certified public accounting firm of nationally recognized standing, selected by Assignor and reasonably acceptable to Assignee, to have access during normal business hours to such books of account and records of Assignee, and its Affiliates and Sublicensees, at such party’s principal place of business, as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than thirty six (36) months prior to the date of such request. If Assignee is unable to obtain from any Sublicensee a right for Assignor to audit the books of account and records of such Sublicensee, Assignee shall obtain the right to inspect and audit such Sublicensee’s books and records for itself and shall exercise such audit rights on behalf of Assignor upon Assignor’ written request and disclose the results of any such audit to Assignor in accordance with Section 7.3(b).

(b)Audit Results. If such audit establishes that additional royalties were owed to Assignor during the period covered by any audit pursuant to Section 7.3(a), Assignee shall remit to Assignor within thirty (30) days of the date on which Assignor delivers to Assignee such accounting firm’s written report so concluding: (i) the amount of such additional royalties; and (ii) interest on such amount which shall be calculated pursuant to Section 6.3. In the event amounts were overpaid by Assignee during such period, the amount of such overpayment shall promptly be refunded to Assignee. The fees charged by such accounting firm in connection with any audit pursuant to this Section 7.3 shall be paid by Assignor; provided, however, that if a discrepancy in favor of Assignor of more than five percent (5%) of the royalties due hereunder for the period being audited is identified, then Assignee shall pay the reasonable fees and expenses charged by such accounting firm in connection with such audit.

(c)Confidential Financial Information. Assignor shall treat all financial information subject to review under this Article 7 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE VIII

CONFIDENTIALITY

8.1Proprietary Information. Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of five (5) years thereafter, each Party (the “Recipient”) shall maintain in confidence and use only for purposes of this Agreement any confidential information, data and materials supplied to such Party by the other Party (the “Disclosing Party”) under this Agreement; provided that, unless the confidentiality of any information, data or material is expressly provided in this Agreement, if any such information, data or materials are in tangible form, they are marked “Confidential” or “Proprietary,” or if disclosed orally, they are identified as confidential or proprietary when disclosed and are confirmed in writing as confidential or proprietary within forty-five (45) days following such disclosure (such information, data and materials so disclosed, collectively “Proprietary Information”). The obligations of the Recipient under this Article 8 not to disclose or use Proprietary Information received from the Disclosing Party shall not apply, however, apply to the extent that any such information, data or materials:

(a)are or become generally available to the public, or otherwise part of the public domain, other than by acts or omissions of the Recipient in breach of this Agreement;

(b)are disclosed to the Recipient, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(c)were already in the possession of the Recipient, other than under an obligation of confidentiality, prior to disclosure by the Disclosing Party; or

(d)is subsequently and independently developed by the Recipient without use of or reference to the Proprietary Information of the Disclosing Party.

8.2Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement:

(a)a Recipient may disclose Proprietary Information which it is otherwise obligated under this Article 8 not to disclose, to its Affiliates, Sublicensees and prospective Sublicensees (in the case of Assignee), employees, consultants, outside contractors, clinical investigators and other persons, on a need-to-know basis in accordance with the exercise of rights granted to such Recipient under this Agreement; provided that such persons agree to be bound by obligations of confidentiality with respect to such Proprietary Information which are substantially similar in scope and duration to those set forth in this Article 8; and

(b)a Recipient may disclose Proprietary Information of the Disclosing Party to government or other regulatory authorities to the extent that such disclosure is: (i) required by applicable law (including all applicable securities laws), regulation, agency or court order; or (ii) is reasonably necessary to Prosecute and Maintain any Patent, to obtain any authorization to conduct clinical studies, or to obtain any Approval for a Product; provided that, in case of any disclosures required by law, the Recipient shall provide reasonable advance notice to the Disclosing Party to allow such Party to oppose such disclosure or to request confidential treatment of such Proprietary Information.

8.3Nondisclosure of Terms. Each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, except: (a) to such Party’s advisors (including financial advisors, attorneys and accountants), potential and existing investors, lenders, strategic partners, and potential acquirers and others on a need-to-know basis, in each case under appropriate confidentiality obligations which are substantially similar in scope and duration to those set forth in this Article 8; or (b) to the extent necessary to comply with applicable law (including applicable securities laws), regulations, agency or court order; provided that the Party required to make such disclosure under (b) above shall promptly notify the other Party and (other than in the case where such disclosure is necessary to comply with applicable securities laws) allow such other Party a reasonable opportunity to oppose such disclosure and/or to seek limitations on the portion of the Agreement required to be disclosed.

ARTICLE IX

INTELLECTUAL PROPERTY AND INFRINGEMENT

9.1Patent Prosecution and Maintenance. Assignee shall have sole the right, at its sole expense, to control the Prosecution and Maintenance of the Patents in the Territory. Assignee shall use commercially reasonable efforts to maximize the scope and coverage of the Patents.

9.2Enforcement of Patents. Assignee or its nominee shall have the sole right in its sole discretion to seek to abate any infringement of the Patents by the manufacture, use, sale, offer for sale or importation of a product by any Third Party (an “Infringement”), or to file suit against an infringing party.

9.3Settlement and Recoveries. The Assignor shall receive a portion of any recovery obtained by Assignee as a result of an Infringement action equivalent to the royalties the Assignor would have received in accordance with the terms of this Agreement as if the infringing sales had been Net Sales by Assignee or its Affiliates or Sublicensees (not to exceed twenty-five percent (25%) of the amount of such recovery less all legal fees and expenses incurred by Assignee in connection with such Infringement).

9.4Defense of Infringement Claims. If any Product manufactured, used or sold by Assignee, its Affiliates, or Sublicensees, becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of such Product, then Assignee shall have the sole right to defend itself against such a suit.

ARTICLE X

TERM

10.1Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect on a country-by-country and Product-by-Product basis until royalties are no longer due on such Product under Section 5.1 above.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1General Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;

(b)it has full corporate power and authority, and has obtained all approvals, permits and consents necessary, to enter into this Agreement and to perform its obligations hereunder;

(c)this Agreement is legally binding upon it and enforceable in accordance with its terms; and

(d)the execution, delivery and performance of this Agreement does not with conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it.

11.2Additional Warranties of Assignor. Assignor hereby covenants, represents and warrants to Assignee that as of the Effective Date that:

(a)Assignor owns all right, title and interest in and to the Patents and the Know-How free and clear of any liens and encumbrances or rights granted to third parties;

(b)the Patents and the Know-How constitute all of the patents and know-how of Assignor owned or Controlled by Assignor or its Affiliates as of the Effective Date that are necessary or useful for Assignee to commercialize Products and to conduct Assignee’s business as proposed to be conducted as disclosed to the Assignee’s investors;

(c)Assignor has all rights necessary to grant to Assignee the rights granted under this Agreement with respect to the Patents and the Know-How; and

(d)to Assignor’s knowledge, without investigation into the matter and with no obligation to investigate the matter, Assignor is not aware of any infringement or misappropriation of any Patent or any Assignor Know-How by any Third Party.

11.3DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE XII

INDEMNIFICATION

12.1Indemnification. Each Party shall defend, indemnify, and hold harmless the other Party, its Affiliates and their respective directors, officers, shareholders, employees and agents (“Indemnitees”), from and against any and all Third Party liabilities, claims, damages, losses, costs and expenses (including reasonable attorney’s fees) (collectively, “Liabilities”) suffered or sustained by an Indemnitee, or to which an Indemnitee becomes subject, arising out of or attributable to: (a) any breach of a representation, warranty, covenant or agreement made or undertaken by such Party under this Agreement; or (b) in the case of the Assignee, the development, manufacture, use, offer for sale, sale or marketing of a Product by Assignee, its Affiliates or Sublicensees. However, each Party shall not indemnify or hold harmless the other Party from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the acts or omissions of the other Party. Each Party’s obligations under this Section 12.1 shall survive the expiration or termination of this Agreement for any reason.

12.2Indemnification Procedures. In the event that any Indemnitee intends to claim indemnification under this Article 12, such Indemnitee shall promptly notify the other Party in writing of the alleged Liability. The Party providing indemnification shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the other Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitee shall cooperate with the other Party and its legal representatives in the investigation of any Liability covered by this Article 12. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the other Party, which such party shall not be required to give.

ARTICLE XIII

MISCELLANEOUS

13.1Further Assurances. Assignor agrees to assist Assignee, or its designee, at Assignee’s expense, in every proper way to secure Assignee’s rights in the Inventions, Patents and Know-How in any and all countries, including the disclosure to Assignee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Assignee shall deem necessary or appropriate in order to apply for and obtain such rights and in order to assign and convey to Assignee, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to such Inventions, Patents and Know-How. If Assignee is unable because of Assignor unavailability or for any other reason to secure his signature to file, prosecute, maintain or enforce any Patent, Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead for any such purpose with the same legal force and effect as if executed by Assignor.

13.2Force Majeure. Except for the payment of money, neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, war, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any governmental authority or the other Party.

13.3Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Assignor or Assignee may, without such consent, assign this Agreement to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business related to this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Notwithstanding the foregoing, Assignee shall provide Assignor with advance written notice of any proposed assignment, and if, in the opinion of Assignee’s attorney or tax advisor, any such assignment would have an adverse tax consequence on Assignee, then such assignment will require Assignee’s consent, not to be withheld unreasonably if such adverse tax consequence is eliminated or fully compensated by Assignee. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Notwithstanding any of the foregoing, Assignor may assign the right to receive payments to a Third Party with Assignee’s consent, not to be withheld unreasonably, and Assignee will cooperate reasonably to enable such an assignment upon Assignor’s request. Any purported assignment by a Party in violation of this Agreement shall be void.

13.4Severability. If one (1) or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one (1) or more provisions of the Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60) day period.

13.5Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by facsimile (receipt verified and a copy promptly sent by personal delivery, U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable)), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Assignor:

Shah Investor LP

849 Avery Drive

Mountain View, CA 94043

Attention: Mahendra G. Shah

To Assignee:

Semnur Pharmaceuticals, Inc.

849 Avery Drive

Mountain View, CA 94043

Attention: President

With a copy to:

Wilson, Sonsini, Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, CA 94304

Attention: Kenneth A. Clark

Facsimile: 650-493-6811

Phone: 650-493-9300

All such notices, consents or reports shall be effective upon receipt.

13.6Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of State of California, without regard to the conflicts of law principles thereof.

13.7Dispute Resolution.

(a)Referral to Senior Management. The Parties agree to attempt initially to solve any dispute, claim or controversy arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Dispute which cannot be resolved by good faith negotiation within twenty (20) business days (or as otherwise specified in this Agreement), shall be referred, by written notice from either Party to the other, to the Chief Executive Officer, or authorized representative designated by the Chief Executive Officer, of each Party. Such Chief Executive Officers (or their respective designees) shall negotiate in good faith to resolve such Dispute through discussions promptly following such written notice, and in any event within fifteen (15) business thereafter. If the Chief Executive Officers of the Parties (or their respective designees) are unable to resolve the Dispute within thirty (30) business days, either Party may, by written notice to the other Party, invoke the provisions of Section 13.7(b).

(b)Arbitration. Except as otherwise expressly provided in this Section 13.7, the Parties agree that if they are unable to resolve any Dispute after referral to senior management as set forth in Section 13.7(a) above, such Dispute may, upon written notice of either Party to the other, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 13.7. The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator, selected in accordance with JAMS rules, or as otherwise agreed by the Parties. The arbitrator shall engage an independent expert with experience in the subject matter of the Dispute to advise the arbitrator. The Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within six (6) months from the issuance of notice of a referral of the Dispute to arbitration, unless a Party can demonstrate to the arbitrator that the complexity of the issues or other reasons warrant the extension of such six (6) month period. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in San Francisco, California. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator, and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

(c)Decisions of Arbitrator. Within three (3) months after the conclusion of the arbitration, the arbitration decision shall be rendered in writing and must specifically state the arbitrator’s findings of facts as well as the reasons upon which the arbitrator’s decision is based. The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are required to comply with applicable law (including disclosure to actual or potential investors).

(d)Interim Relief. Pending the establishment of the arbitral or pending the arbitral tribunal’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

(e)Disputes Regarding Patents. Notwithstanding the other provisions of this Section 13.7, any Dispute relating to: (i) the determination of validity or enforceability of a Party’s Patents, infringement or claim interpretation relating to a Party’s Patents, or trademarks or copyrights of a Party; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides (or, with respect to patents, trademarks and copyrights in another country, shall be brought before an appropriate regulatory or administrative body or court in that country), and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

13.8LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 13.8 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 11 TO THE EXTENT A THIRD PARTY RECOVERS ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES FROM AN INDEMNITEE.

13.9Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersede any prior and contemporaneous express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including the Non-Disclosure Agreements.

13.10Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

13.11Independent Contractors. It is expressly agreed that Assignor and Assignee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or fiduciary relationship. Neither Assignor nor Assignee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

13.12Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

13.13Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.14Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ASSIGNOR
SHAH INVESTOR LP

By:	/s/ Mahendra G. Shah
	Name:	Mahendra G. Shah
	Title:	Managing Partner

ASSIGNEE
SEMNUR PHARMACEUTICALS, INC.

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer

(Signature Page to Assignment Agreement)

EXHIBIT A

PATENTS

“Pharmaceutical Formulation” (Serial No. 61/755,723), filed January 23, 2013 together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, and renewals of any of the foregoing.

“Pharmaceutical Composition for Epidural Injection” (Serial No. 61/776,617), filed March 11, 2013 together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, and renewals of any of the foregoing.